Our ref:	AK\6633294v1

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Morria Biopharmaceuticals Plc

Thames House

Portsmouth Road

Esher

Surrey

KT10 9AD

Date: 27 December 2012

Dear Sirs

Morria Biopharmaceuticals plc

We act as legal advisers to Morria Biopharmaceuticals plc, a public limited company formed under the laws of England and Wales (Company) in connection with the filing of a registration statement on Form F-1 (Registration Statement) to be filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (Act) relating to the registration for resale of certain Ordinary Shares.

1.	Documents

For the purposes of this Opinion, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this Opinion, including the following documents (collectively, the Documents):

1.1	memorandum of association of the Company as held on the register by the Registrar of Companies at Companies House, downloaded from the Companies House website on 28 November 2012 (Memorandum);

1.2	the articles of association of the Company as held on the register by the Registrar of Companies at Companies House downloaded from the Companies House website on 28 November 2012 (Articles);

1.3	a form of Securities Purchase Agreement provided by the Company, which were executed by separate purchasers during November 2012;

1.4	a form of the warrants to acquire Ordinary Shares in the Company issued to the relevant Holders (Warrants);

1.5	a form of the registration rights agreement between the Company and the buyers (as set out in such document) (Registration Rights Agreement);

Documents 1.3 to 1.5 will be referred to as the Transaction Documents;

1.6	copy resolutions of the Company in general meeting held by the Company on 13 June 2007 and 28 June 2012 authorising the directors to allot shares and to disapply pre-emption rights for a period of five years;

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1.7	minutes of the board of directors of the Company dated 19 March 2012, 2 April 2012, 29 August 2012, 30 November 2012 authorising the issuing of certain warrants and shares;

1.8	a copy of the register of members of the Company dated 27 November 2012; and

1.9	a number of e-mails from the Company secretary dated 28 November 2012, and 30 November 2012 stating that the Company has sufficient head room to issue certain shares being issued by the Company pursuant to the Transaction Documents.

We have relied upon the Documents without independent investigation of the matters provided for in such Documents for the purpose of providing our opinions expressed below.

2.	Assumptions

For the purposes of this Opinion we have assumed without investigation:

2.1	that the Documents (whether originals or copies) are authentic and complete, that all signatures (to the extent that there are any) are genuine and that all Documents identified as copies conform with their originals;

2.2	that the information disclosed by our online searches on 28 November 2012 of the register and public documents of the Company at Companies House and our enquiries of the Central Registry of Winding Up Petitions in relation to the Company was then accurate and has not since then been altered;

2.3	that the information supplied to us by the Company Secretary in respect of the issued and allotted share capital and in respect of any share options and warrants issued by the Company is correct;

2.4	that the resolutions of the board of directors of the Company were duly passed at properly convened meetings of duly appointed directors of the Company at which a quorum was present throughout, have not been amended or rescinded and are in full force and effect;

2.5	the capacity, power, authority and ability of each of the parties other than the Company to enter into, carry out and fulfil their obligations and liabilities in connection with the Transaction Documents and that each of the parties other than the Company is currently in good standing in its jurisdiction of registration;

2.6	the due execution and delivery of the Transaction Documents, in compliance with all requisite corporate authorisations and in compliance with the laws of all jurisdictions (other than England and Wales), by each of the parties to them (other than the Company);

2.7	the choice of law under each of the Transaction Documents expressed to be governed by any law other than by English law was made for a lawful and proper purpose and is a valid and binding choice under the relevant law;

2.8	that the persons executing each of the Transaction Documents, other than the Company, were duly authorised to do so and had the power to bind the applicable party;

2.9	that, except as to those matters of law on which we give this Opinion, the representations and warranties given by each party in the Transaction Documents were at all relevant times and remain true and accurate;

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2.10	that there is nothing in the laws of any applicable jurisdiction (other than England and Wales) which prohibits or limits or prevents the Company or any other party to the Transaction Documents from executing or entering into the Transaction Documents or any document referred to in the Transaction Documents or fulfilling all of the obligations and covenants set out in the Transaction Documents or any document referred to in the Transaction Documents. Furthermore, there is nothing in the laws of any jurisdiction, other than England and Wales, which limits, prevents or prohibits any other party to the Transaction Documents from exercising any of the rights granted to them under any of the Transaction Documents or any document referred to in the Transaction Documents;

2.11	that there are no provisions of the laws of any applicable jurisdiction, other than England and Wales, which would be contravened by the execution, delivery or performance of the Transaction Documents or any document referred to in the Transaction Documents and that, in so far as any obligation under the Transaction Documents or any document referred to in the Transaction Documents falls to be performed in any jurisdiction, other than England and Wales, its performance will not be illegal or adversely affected by virtue of the laws or regulations of or applicable in that jurisdiction;

2.12	to the extent that the obligations of any of the parties may be dependent upon such matters:

2.12.1	that each party (other than the Company) to the Transaction Documents is duly incorporated and organised and validly existing under the laws of its incorporation; and

2.12.2	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorisations and consents of any public authority of any jurisdiction), other than that of England and Wales, in respect of the lawful execution or performance of the Transaction Documents and in order to ensure that the Transaction Documents are binding upon and enforceable against such parties have been or will be done, fulfilled, undertaken or obtained;

2.13	the accuracy and completeness of all corporate minutes, resolutions, certificates, registers and records contained in the Documents;

2.14	that the Memorandum filed with the Registrar of Companies was true, complete and up to date as at the date of this Opinion;

2.15	that the opinions expressed below will not be affected by the laws of any jurisdiction (other than England and Wales).

2.16	that any agreements examined by us are on the date of this Opinion, and will be on the date that only shares to be issued pursuant to any warrants (Warrant Shares) are allotted and issued, legal, valid and binding under the laws by which they are (or are expressed to be) governed;

2.17	that, having undertaken such Companies House search and a winding up search at the Companies Court in England and having made enquiries of the Company Secretary (the "Searches and Enquiries" ) (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, no members' or creditors' voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Company or any of its assets;

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2.18	that:

2.18.1	the Ordinary Shares were not and no Warrants shall be offered to the public in the United Kingdom in breach of any UK laws or regulations concerning the offer of securities to the public, or to any person pursuant to any invitation or inducement to engage in investment activity falling within section 21 of the Financial Services and Markets Act 2000, except for an allotment to an investment professional within the meaning of article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

2.18.2	no shares or securities in the Company are listed on any recognized investment exchange in the United Kingdom (as defined in section 285 of the Financial Services and Markets Act 2000); and

2.18.3	the Company’s place of central management and control is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers & Mergers.

2.19	that the Documents executed by each individual subscriber contains no material alterations to the documents we reviewed.

3.	Opinion

Based upon and subject to the above, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion as follows:

3.1	the Registration Statement refers to the following shares of the Company to be registered for resale:

Title of each class of securities to be registered	Amount to be registered
Ordinary Shares £0.01 par value per share (Ordinary Shares)	984,058
Ordinary Shares underlying April 2012 senior secured convertible notes (April Shares)	892,073
Ordinary Shares underlying April 2012 Warrants (April Warrants)	892,073
Ordinary Shares underlying November 2012 Warrants (November Warrants)	499,748
Ordinary Shares underlying August 2012 Warrants (August Warrants)	232,558

The only shares to have been issued to date are the Ordinary Shares. The April Shares, the April Warrants, the November Warrants and the August Warrants (collectively Warrants) solely have the right to call for shares in the future and do not relate to shares which have actually been issued or be about to be issued.

3.2	the Company is a corporation duly incorporated, validly existing and in good standing under the laws of England and Wales;

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3.3	the Ordinary Shares were, when issued, duly authorised, validly issued, fully paid and non-assessable;

3.4	subject to the April Shares issuable upon conversion of the April 2012 senior secured convertible notes being duly allotted and issued, the April Shares will be duly authorised and validly issued and will be fully paid and non-assessable;

3.5	subject to the shares issuable upon exercise of the Warrants being duly allotted and issued and subject to the Company receiving payment in full therefor, the Warrant Shares will be duly authorised and validly issued and will be fully paid and non-assessable.

For the purposes of this Opinion, we have assumed the term "non-assessable" in relation to the Ordinary Shares, the April Shares and the Warrants means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

4.	Reservations

Our reservations are as follows:

4.1	we express no opinion as to any law other than English law in force at and as interpreted at the date of this Opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular, we have not independently investigated the laws of the United States or of any state within the United States for the purpose of this Opinion or in connection with the Transaction Documents or the transactions contemplated by them and we have no knowledge as to how the laws of any jurisdiction (other than England and Wales) might impact on the obligations of the Company or any other party to the Transaction Documents arising from any of the Transaction Documents;

4.2	we express no opinion as to any document other than the Transaction Documents;

4.3	the Warrants contain certain rights referring to a cashless exercise of shares. Shares in the Company may not be able to be issued on a cashless basis if at least the par value of any share is not paid to the Company;

4.4	without limiting any other assumption or reservation made in this Opinion, we have not investigated whether the Company or any other party to any of the Transaction Documents is or will by reason of the execution of, or the transactions contemplated by, the Transaction Documents or any document referred to in the Transaction Documents be in breach of any of its obligations under any licence, authorisation, consent, agreement or document, other than, in respect of the Articles and the Memorandum;

4.5	we express no opinion as to the tax treatment or consequences of the Transaction Documents or the transactions contemplated by them including the transfer of any shares in the share capital of the Company;

4.6	we have not carried out any of due diligence other than as specifically stated in this Opinion concerning any factual matters relating to the transaction arising out of any Transaction Documents, including having made no investigation into the truthfulness or accuracy of any of the warranties or representations given by the Company. Furthermore, we have not reviewed the Registration Statement.

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4.7	this Opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

5.	Benefit of opinion

This Opinion is given solely to you for the purpose of the filing of a registration statement on Form F-1. It may not be used or relied upon for any other purpose or by any other person. Our total (and where appropriate, aggregate) liability to the addressee in accordance with the provision of this letter and the opinions contained herein is limited to a maximum of £3,000,000. This Opinion may not be delivered to nor relied upon by any other person or for any other purpose and is not to be quoted or referred to in any document or filed with any person, except in any case with our prior written consent. Notwithstanding the foregoing, we agree that this Opinion may be disclosed on a non reliance basis and subject to our being notified in advance to (i) any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings and (ii) the officers, employees, auditors and professional advisers of any addressee, provided that such person agrees not to further disclose this Opinion or its contents to any other person, other than as permitted above, without our prior written consent.

We hereby consent to the filing of this Opinion with the Registration Statement in its full form. In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under section 7 of the US Securities Act, or the Rules and Regulations thereunder.

Yours faithfully

Fladgate LLP

Direct Dial +44 (0)20 3036 7352

Direct Fax +44 (0)20 3036 7852

akelman@fladgate.com

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